EXHIBIT 10.19

ALLOS THERAPEUTICS, INC.

CORPORATE BONUS PLAN

Adopted: April 25, 2007

Amended and Restated: December 11, 2007

Effective: January 1, 2007

PLAN OBJECTIVES

The objectives of the Corporate Bonus Plan (the “Plan”) are to:

•                  provide certain employees of Allos Therapeutics, Inc. (the “Company”) with incentives to achieve the highest level of individual and team performance and to meet or exceed specified objectives, which contribute to the overall success of the Company;

•                  motivate participants to achieve both corporate and individual objectives; and

•                  enable the Company to attract and retain high-quality employees.

ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and the Chief Executive Officer; provided that any action permitted to be taken by the Committee may be taken by the Board, in its discretion.  The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable.  Any decision of the Compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.  The Compensation Committee generally sets a one-year performance period under the Plan to run from January 1 through December 31 (the “Performance Period”).  The Compensation Committee is responsible for approving any incentive compensation for executive officers, as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “Executive Officers”), and for recommending to the Company’s Board of Directors (the “Board”) the incentive compensation for the Chief Executive Officer.  The Chief Executive Officer is responsible for any incentive compensation for employees who are not Executive Officers (the “Non-Executive Officer Employees”).

ELIGIBILITY

All Company employees holding a position with the Company that is covered by the Plan as determined by the Compensation Committee from time to time in its discretion are eligible to participate in the Plan for each Performance Period; provided, however, that in order to receive an award for a Performance Period, if awards are available, eligible employees (“Participants”) must: (i) be employed by the Company both on the last day of the applicable Performance Period (which will generally be December 31 of each year) and at the time awards are paid out under the Plan; (ii) have completed at least six months of full-time, active service with the Company during the applicable Performance Period (which shall include all family and medical leaves of absence) or have been deemed by the Compensation Committee to be eligible to participate fully in the Plan; (iii) receive at least a “Meets Expectations” rating on the employee’s performance review for the applicable Performance Period; and (iv) not be subject to a written performance improvement plan at the time awards are paid out under the Plan.

Participants with at least six, but less than 12, months of active service during a Performance Period may be eligible for a prorated bonus for such Performance Period, depending on their length of service for that period.  A Participant who changes job grades during a Performance Period may be eligible for a bonus based on the length of time in each grade and the respective bonus targets that would apply for such grades during such Performance Period.

Unless the terms of an applicable severance plan or employment agreement provide otherwise, a Participant who terminates employment (or gives notice of his or her intent to terminate) for reasons other than death or disability prior to a payout date of an award under the Plan will not be eligible for a bonus award.  If an employee dies prior to a payout date of an award under this Plan, then the award that the employee otherwise would have been eligible to receive under the Plan, if any, may be paid to his/her estate at the discretion of the Company.

TARGET BONUS AWARDS

Target bonus awards will be determined and communicated to eligible employees annually.  For Non-Executive Officer Employees, the target bonus awards for such Participants will be determined by the Chief Executive Officer.  For Executive Officers (other than the Chief Executive Officer), the target bonus awards for such Participants will be determined by the Compensation Committee, in consultation with the Chief Executive Officer.  For the Chief Executive Officer, the target bonus award for such Participant will be determined by the Compensation Committee and the Board.  Target bonus awards may be modified from time to time.

AWARD DETERMINATION

Actual bonus payouts can range from 0 to 1.5 times the target bonus awards, based on corporate and individual performance.

Following are the weightings of the corporate and individual performance components used for Participants in determining the actual bonus award amounts:

Title	Weighting of Corporate Performance Against Corporate Objectives	Weighting of Individual Performance Against Individual Objectives
President and CEO	100%	0%
Executive or Senior Vice President	60%	40%
Vice President	60%	40%
Below Vice President	50%	50%

At the beginning of each Performance Period under the Plan, the criteria for assessing the Company’s corporate performance will be (i) developed by the Chief Executive Officer of the Company in consultation with management, (ii) reviewed and approved by the Compensation Committee, and (iii) approved by the Board.

At the beginning of each Performance Period under the Plan, the criteria for assessing an individual’s performance will be developed by the Company in consultation with the Participant (the “Individual Bonus Criteria”).  For Non-Executive Officer Employees, the Individual Bonus Criteria for such Participants must be approved by the Chief Executive Officer.  For Executive Officers with an individual performance component, the Individual Bonus Criteria for such Participants must be approved by the Compensation Committee, in consultation with the Chief Executive Officer.

After the end of each Performance Period, the Compensation Committee will assess the extent to which corporate goals and objectives have been met, identify any unplanned achievements or adverse events that have occurred and recommend to the Board for approval an overall percentage of weighted goals achieved with respect to the corporate component of the Plan.  This percentage of corporate goal achievement, together with the percentage of achievement for the individual component, will be used to calculate bonus payouts, if any, for each eligible Participant in the Plan.

After the end of each Performance Period, individual performance will be evaluated based on achievement of weighted goals and objectives as reflected in the employee’s written performance objectives for the Performance Period.  For Non-Executive Officer Employees, the Chief Executive Officer will assess the extent to which Individual Bonus Criteria have been met, identify any unplanned achievements or adverse events that have occurred and approve an overall percentage of weighted goals achieved with respect to the individual component of the Plan.  For Executive Officers with an individual performance component, the Compensation Committee will assess, in consultation with the Chief Executive Officer, the extent to which Individual Bonus Criteria have been met, identify any unplanned achievements or adverse events that have occurred and approve an overall percentage of weighted goals achieved with respect to the individual component of the Plan.

The Company generally must achieve at least 75% of the Company’s weighted corporate objectives (the “Bonus Trigger”) for the relevant Performance Period in order for any bonus award payouts to occur; provided, however, that the Compensation Committee, in its discretion, may determine to grant an award under the Plan even though certain corporate objectives or Individual Bonus Criteria are not met.  The Compensation Committee and the Board shall have the authority, in their discretion, to determine whether the Bonus Trigger has been achieved for a particular Performance Period.

Awards under the Plan are subject to applicable withholdings.  Participants who have elected to participate in the Company’s 401(k) Plan will have the applicable funds withheld from their bonus payment.

PAYMENT OF AWARDS

Payment of an award under the Plan to a Participant shall be made as soon as practicable after determination of the amount of the award, and will generally occur within 75 days after the end of the calendar year during which the applicable Performance Period ends and, except as otherwise required by law or this Plan, will be paid during the calendar year immediately following the end of the Performance Period.

OTHER PROVISIONS

The Company reserves the right to interpret, modify, suspend or terminate this Plan at any time.

No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.

Participants who engage in an activity that violates applicable local, state or federal laws, or who violate Company policies, may be subject to having their awards reduced or eliminated in the sole discretion of the Compensation Committee, except in the case of the Chief Executive Officer where the Board shall make the final determination after considering the Compensation Committee’s recommendation.

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or Participant the right to be retained in the employ of the Company.  Employees of the Company are employed “at will” unless they have an agreement signed by the Chief Executive Officer or a member of the Board providing for other than at-will employment.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.

In the event of any conflict between a Participant’s employment agreement with the Company and this Plan, the terms of the Participant’s employment agreement will control.

The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supercede any and all prior communications between the Company and any employee with respect to the Plan.  This Plan supersedes and replaces the Company’s previous Annual Incentive Plan.

CODE SECTION 409A COMPLIANCE

Payments to Participants pursuant to this Plan are not intended to constitute deferrals of compensation within the meaning of Section 409A of the Code.  Further, although payments hereunder are not intended to constitute “separation pay” within the meaning of the Treasury Regulations under Section 409A of the Code, in the event that the Company determines that a payment to a Participant hereunder (or a payment based upon the provisions of this Plan) does constitute “separation pay” within the meaning of such Treasury Regulations, (i) such payment shall be subject to the applicable provisions of any employment or separation agreement (if any)

between such Participant and the Company dealing with the timing and characterization of such Participant’s separation pay for purposes of Section 409A of the Code; and (ii) if such Participant is not subject to an employment or separation agreement containing provisions dealing with the timing and characterization of such Participant’s separation pay for purposes of Section 409A of the Code, then to the extent any such payment (A) is required to be paid during the period from the date of termination of Participant’s employment through March 15 of the calendar year following such termination, such payment is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (B) is payable following said March 15, such payment is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (C) is in excess of the amounts specified in clauses (A) and (B) of this paragraph, such payment shall (unless otherwise exempt under Treasury Regulations) be considered a separate payment subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments be delayed until 6 months after such Participant’s separation from service if such Participant is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.  In the event that a 6-month delay of such payment is required pursuant to the preceding sentence (as determined by the Company), on the first regularly scheduled pay date following the conclusion of the delay period the Participant shall receive such payment (subject to applicable tax withholdings and deductions).

ATTACHMENT I

CALCULATION WORKSHEET

EXAMPLE 1:

A Senior Director, assuming: (i) 50% Corporate + 50% Individual weighting; (ii) $160,000 base salary; (iii) a target bonus award set at 25% of base salary ($40,000) at the beginning of the Performance Period; (iv) a 75% corporate threshold for any bonus payout; and (v) an individual achievement score of 110% (exceeded goals).

A bonus award under the Plan will be based partially on corporate performance against goals and a Participant’s individual performance against goals.  Each of these measures will account for 50% of the total bonus goal, and will be measured over the same period.  The achievement of corporate goals also determines the payout for individual goals, and thus, the corporate weighted score must be at least 75% for any bonuses to be paid.

Example of Corporate Goals, Weighting and Calculation of Corporate Score (as % achievement):

Goal	Corporate Bonus Criteria	Weighting	Score	Total
1	Goal 1	30%	100	30%
2	Goal 2	25%	80	20%
3	Goal 3	20%	95	19%
4	Goal 4	10%	120	12%
5	Goal 5	5%	75	3.75%
6	Goal 6	5%	100	5%
7	Goal 7	5%	115	5.75%
Total		100%		95.5%

Corporate Total = 95.5% (so it clears the 75% threshold to trigger bonus payouts)

Example of Calculation of Bonus Payouts:

	Base Salary	Target %	Weighting	Score	Bonus Amount
Corporate	$160,000	25%	50%	95.5%	$19,100
Individual	$160,000	25%	50%	110%	$22,000

Total			100%		$41,100

160,000 x .25 x .5 x .955 = $19,100.00

160,000 x .25 x .5 x 1.10 = $22,000.00

EXAMPLE 2:

Vice President, assuming: (i) 60% Corporate + 40% Individual weighting; (ii) $260,000 base salary; (iii) a target bonus award set at 25% of base salary ($65,000) at the beginning of the Performance Period; (iv) a 75% corporate threshold for any bonus payout; and (v) multiple corporate and individual achievement scenarios.

A.            If Corporate Perf = 100% and Individual Perf = 100%:

Annual Target Incentive Opportunity:	$260,000 x 25% = $65,000

Corporate Weighting	60%
Annual Tgt Based on 100% Corp Perf	$65,000 x 60% x 100% = $39,000

Individual Weighting	40%
Annual Tgt Based on 100% Ind Perf	$65,000 x 40% x 100% = $26,000

Total Bonus Award = $39,000 + $26,000 = $65,000

B.            If Corporate Perf = 95% and Individual Perf = 110% (exceeds):

Annual Target Incentive:	$260,000 x 25% = $65,000

Corporate Weighting	60%
Annual Tgt Based on 95% Corp Perf	$65,000 x 60% x 95% = $37,500

Individual Weighting	40%
Annual Tgt Based on 110% Ind Perf	$65,000 x 40% x 110% = $28,600

Total Bonus Award = $37,500 + $28,600 = $66,100

C.            If Corporate Perf =110% (exceeds) and Individual Perf = 90%:

Annual Target Incentive:	$260,000 x 25% = $65,000

Corporate Weighting	60%
Annual Tgt Based on 110% Corp Perf	$65,000 x 60% x 110% = $42,900

Individual Weighting	40%
Annual Tgt Based on 90% Ind Perf	$65,000 x 40% x 90% = $23,400

Total Bonus Award = $42,900 + $23,400 = $66,300

D.                                    If Corporate Perf = 60% and Individual Perf = 110% (exceeds): Corporate threshold cancels out all payouts

Annual Target Incentive:	$260,000 x 25% = $65,000

Corporate Weighted Score 60% is < 75% threshold

Total Bonus Award = $0